UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 4, 2008

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1676 International Drive
McLean, VA 22102
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.
     The Board of Directors of BearingPoint, Inc. (the “Company”) amended and restated the Company’s Amended and Restated By-laws, effective immediately following the Company’s Annual Meeting of Stockholders on December 5, 2008 (the “Annual Meeting”), to provide, among other things, that directors shall generally be elected by the vote of the majority of votes cast with respect to such directors at any meeting for the election of directors at which a quorum is present, unless the number of nominees exceeds the number of directors to be elected, in which case the directors will continue to be elected by a plurality vote. A copy of the Company’s Amended and Restated Bylaws, as amended, is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein in its entirety.
Item 8.01 Other Events.
Reverse Stock Split
     At the Annual Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that permits the Company’s Board of Directors to effect, at their discretion, a reverse stock split of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a ratio within the range from one-for-ten and one-for-fifty at any time prior to January 16, 2009. Upon stockholder approval, the Board of Directors of the Company approved the implementation of the reverse stock split of the Company’s outstanding shares of Common Stock.
     The record date for the reverse stock split will be Wednesday, December 10, 2008 and the split will be effective at 6:01 p.m., Eastern Time, on the same day. On a pre-split basis, as of December 5, 2008, the Company had 220,851,816 shares of Common Stock outstanding. The Company expects that upon the effectiveness of the reverse stock split, the number of shares of Common Stock outstanding will be reduced to approximately 4.4 million shares. Instead of issuing any fractional shares as a result of the reverse stock split, stockholders will receive cash payments for such fractional shares after the Company’s transfer agent sells all of the aggregated fractional shares of Common Stock. As a result of the reverse stock split, every fifty shares of the Company’s common stock that were issued and outstanding as of market close on December 10, 2008, will be automatically combined into one issued and outstanding share of Common Stock. Except for any changes as a result of the treatment of fractional shares, each holder of the Company’s Common Stock will hold the same percentage of Common Stock outstanding immediately after the reverse stock split as such stockholder held immediately prior to the reverse stock split.
     For additional information regarding the reverse stock split, stockholders should review the Company’s Proxy Statement filed with the SEC on November 10, 2008. Until such time as determined by NASDAQ, the Company’s shares will continue to trade on the OTC Bulletin Board under the symbol “BRGP” on a pre-split basis. The Company expects that, upon the reverse stock split becoming effective for purposes of quotation on the OTC Bulletin Board, the Company’s Common Stock will trade under a new trading symbol on a post-split basis. The Company issued a press release on December 5, 2008 announcing the implementation of the reverse stock split, a copy of which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.
North American Financial System
     In addition, as previously disclosed, the Company is currently in the process of replacing its North American financial reporting systems with a new North American financial reporting system. The Company has decided to postpone the implementation of its new North American financial reporting system until the beginning of the second or third quarter of 2009, subject to management’s continued review, to ensure a successful transition. The delay will provide, among other things, additional time necessary for testing and organizational readiness.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

EXHIBIT
NUMBER		DESCRIPTION

3.1	—	Amended and Restated By-laws.

99.1	—	Press Release dated December 5, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2008	BearingPoint, Inc.

	By:	/s/ Kenneth A. Hiltz
Kenneth A. Hiltz
Chief Financial Officer